EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Nortech Systems Incorporated:

We consent to incorporation by reference in the Registration Statement (Nos. 33-80906 and 33-66246) of Nortech Systems Incorporated on Form S-8 of our reports dated February 13, 2004, except as to note 4 which is as of March 9, 2004, with respect to the consolidated statements of income, shareholders’ equity and cash flows of Nortech Systems Incorporated and subsidiary for the year ended December 31, 2003, and the related financial statement schedule for the year ended December 31, 2003, which reports appear in the Annual Report on Form 10-K of Nortech Systems Incorporated for the year ended December 31, 2005.

/s/  KPMG LLP

Minneapolis, Minnesota
March 9, 2006

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